Exhibit 10.12

BAZAARVOICE INC.

2012 EQUITY INCENTIVE PLAN

Addendum to

Award Agreement for Restricted Stock Units

(Additional Terms and Conditions of Restricted Stock Unit Grant for Employees Who are

Residents of France)

The following additional terms and conditions will apply in the case of grants under the Award Agreement to French residents and to those individuals who are otherwise subject to the laws of France. As a matter of principle, any provision included in the Plan or any other document evidencing the terms and conditions of the Plan that would contravene any substantive principle set out in Articles L.225-197-1 to L.225-197-5 of the French Code de Commerce shall not be applicable to participants who are residents of France. This Addendum is made as of the Date of Grant and pertains to and is made a part of the Award Agreement between Company and Participant. All undefined capitalized terms herein shall have the meanings ascribed to such terms as set forth in the Award Agreement.

1. Plan and Restricted Stock Award. The grant of Restricted Stock Units under the Award Agreement is subject to all of the terms and conditions set forth in (a) the Award Agreement including this Addendum or “sub-plan” covering grants under the Award Agreement to residents of France, and (b) the Plan. In the event of any inconsistency between the terms of the Plan, the Award Agreement, and this Addendum, the terms of this Addendum shall control. Provided that he or she complies with the provisions of the Award Agreement, as amended by this Addendum, the French Participant will benefit from the favorable tax and social contribution regimes provided by articles 80 quaterdecies of the French Tax Code (Code Général des Impôts) and article L.242-1 of the French Social Security Code (Code de la Sécurité Sociale) in connection with the grant and settlement of Restricted Stock Units and the disposition of the Shares received upon the vesting of the Restricted Stock Units pursuant to the Plan.

2. Stock Ownership Limitation

(a) No Shares may be granted to a French Participant who owns 10% or more of the share capital of the Company.

(b) The number of Shares granted to the French Participant under the Award Agreement shall not exceed 10% of the total number of shares of Common Stock of the Company.

(c) Any Share of stock granted in violation of this Section 2 shall not be deemed to have been granted.

3. Vesting Schedule.

(a) Conditions of vesting. Subject to Sections 3(b) and 3(c) below, and irrespective of the provisions of the Award Agreement, no Shares subject to the Award Agreement shall prior to the date that is two (2) years after the date the Award is granted (the “Initial Vest Date”). On the Initial Vest Date, all Shares that otherwise would have vested based upon the vesting schedule set forth in the Award Agreement shall vest, and the remaining Shares shall vest in accordance with such vesting schedule.

Settlement of Restricted Stock Units granted to French Participants shall only be in Shares. There shall be no settlement of Restricted Stock Units awarded to French Participants in cash.

(b) Forfeiture of Rights to Receive Unissued Shares. If Participant’s continuous service relationship with the Company and its Subsidiaries terminates for any reason whatsoever, other than Participant’s death, before all of the Shares subject to the Award Agreement are issued pursuant to the Award Agreement, then he or she shall forfeit his or her rights to receive all of the remaining Shares subject to the Award Agreement that have not been issued as of the date Participant’s service relationship with the Company and its Subsidiaries so terminates.

(c) Issuance of Shares Upon Death of Participant. If Participant’s continuous service relationship with the Company and its Subsidiaries terminates as a result of Participant’s death before all of the Shares subject to the Award Agreement are issued pursuant to the Award Agreement, then all of the remaining Shares subject to the Award Agreement that have not been issued as of the date Participant’s service relationship with the Company and its Subsidiaries so terminates will be issued to Participant’s heirs upon their request as provided under applicable law. Such Shares may be issued at any time within six (6) months following the date of death by the Participant’s estate or by a person who acquired the right to receive such Shares by bequest or inheritance.

4. Mandatory Holding Period; Delivery of Issued Shares.

(a) If Participant (or Participant’s heirs if required by French Law) is issued Shares pursuant to the Award Agreement, then Participant (or Participant’s heirs) must hold such Shares for a minimum period of two (2) years from the date of issuance of such Shares.

(b) To ensure the two-year holding requirement of issued Shares under this Section 4, the Company will maintain possession of such issued Shares until the expiration of such two-year holding requirement. The Company will not be liable for any act it may do or omit to do with respect to holding such issued Shares while acting in good faith and in the exercise of its judgment.

(c) After the expiration of the two-year holding requirement of issued Shares under this Section 4, promptly following written request of the Participant, the Company will deliver such issued Shares to a broker, designated by the Participant. Such issued Shares will be evidenced by one or more stock certificates in the name of Participant (or Participant’s heirs).

5. Nontransferable. No rights granted under the Award Agreement shall be transferable by Participant other than by will or by the laws of descent and distribution.

6. Other Laws. The Company shall have the right to refuse to issue or transfer Shares subject to the Award Agreement to Participant (or Participant’s heirs) if the Company acting in its absolute discretion determines that the issuance or transfer of such shares might violate any applicable law or regulation.

7. No Right to Continue Service. None of the Plan, Award Agreement (including this Addendum or “sub-plan”), or any related material shall give Participant the right to remain employed by the Company or its Subsidiaries or to continue in the service of the Company or its Subsidiaries in any other capacity.

8. Governing Law. The Plan, the Award Agreement (including this Addendum or “sub-plan”) shall be governed by the laws of the U.S.A.

9. Binding Effect. The Award Agreement (including this Addendum or “sub-plan”) shall be binding upon the Company and Participant and their respective heirs, executors, administrators and successors.

10. Amendments. Except as the Company and Participant agree in writing, the Company shall not modify the terms of the Award Agreement (or this Addendum or “sub-plan”) in such a manner as to cause the French Participant to no longer benefit from the favorable tax and social contribution regimes provided by articles 80 quaterdecies of the French Tax Code (Code Général des Impôts) and article L.242-1 of the French Social Security Code (Code de la Sécurité Sociale) in connection with the grant and settlement of Restricted Stock Units and the disposition of the Shares received upon the vesting of the Restricted Stock Units pursuant to the Award Agreement, this Addendum, and the Plan.

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